UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2017

SANGAMO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd., Richmond, California 94804

(Address of principal executive offices) (Zip Code)

(510) 970-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 28, 2017, Sangamo Therapeutics, Inc. (“Sangamo” or the “Company”) entered into a Research Collaboration and License Agreement (the “Pfizer Agreement”) with Pfizer Inc. (“Pfizer”) for the development and commercialization of potential gene therapy products that use zinc finger protein transcription factors (“ZFP-TFs”) to treat amyotrophic lateral sclerosis and frontotemporal lobar degeneration linked to mutations of the C9ORF72 gene. Pursuant to the Pfizer Agreement, Sangamo will work together with Pfizer on a research program to identify, characterize and preclinically develop ZFP-TFs that bind to and specifically reduce expression of the mutant form of the C9ORF72 gene.

Sangamo has granted Pfizer an exclusive, royalty-bearing, worldwide, sublicensable license under the Company’s relevant patents and know-how to develop, manufacture and commercialize gene therapy products (“Licensed Products”) that use resulting ZFP-TFs that satisfy pre-agreed criteria. During a specified period, neither Sangamo nor Pfizer will be permitted to research, develop, manufacture or commercialize outside of the collaboration any zinc finger proteins that specifically bind to the C9ORF72 gene.

Under the terms of the Pfizer Agreement, Sangamo will receive a $12 million upfront payment from Pfizer. Each party will be responsible for the cost of its performance of the research program. Pfizer will be operationally and financially responsible for subsequent development, manufacturing and commercialization of Licensed Products. Sangamo is eligible to receive up to $60 million in development milestone payments from Pfizer if a Licensed Product achieves specified preclinical development, clinical development and first commercial sale milestones, and up to $90 million commercial milestone payments if annual worldwide net sales of Licensed Products reach specified levels. In addition, Pfizer will pay royalties to Sangamo that are an escalating tiered, mid- to high-single digit percentage of the annual worldwide net sales of Licensed Products. These royalty payments are subject to reduction due to patent expiration, entry of biosimilar products to the market and payments made under certain licenses for third party intellectual property.

Pfizer has the right to terminate the Pfizer Agreement for any reason after a specified notice period. Each party has the right to terminate the Pfizer Agreement on account of the other party’s bankruptcy or material, uncured breach of the Pfizer Agreement. The Pfizer Agreement will terminate if Sangamo’s work under the research program does not result in the identification of any ZFP-TFs that satisfy pre-agreed criteria by a specified date or if Pfizer does not conduct certain preclinical testing by a specified date.

The foregoing disclosure is a only a summary and is qualified in its entirety by the Pfizer Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: January 3, 2018

SANGAMO THERAPEUTICS, INC.

	By:	/s/ KATHY YI
Kathy Yi
Senior Vice President and Chief Financial Officer